Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Investment Technology Group, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting which appear in the December 31, 2010 Annual Report on Form 10-K of Investment Technology Group, Inc.

/s/ KPMG LLP
New York, New York
June 17, 2011